EXHIBIT 10.1

CREDIT AGREEMENT

Dated as of January 18, 2005

among

ENERGY TRANSFER PARTNERS, L.P.,
as the Borrower,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
LC Issuer and
Swingline Lender,

FLEET NATIONAL BANK,
as Syndication Agent,

BNP PARIBAS AND THE ROYAL BANK OF SCOTLAND PLC,
as Co-Documentation Agents,

and

The Other Lenders Party Hereto

WACHOVIA CAPITAL MARKETS, LLC,
as
Sole Lead Arranger and Sole Book Manager

ii

iii

CREDIT AGREEMENT

     This CREDIT AGREEMENT (“Agreement”) is entered into as of January 18, 2005, among ENERGY TRANSFER PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, LC Issuer and Swingline Lender, FLEET NATIONAL BANK, as Syndication Agent, BNP PARIBAS and THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agents, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

     In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by Lenders to, and the Letters of Credit that may hereafter be issued by the LC Issuer for the account of, the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     “Aggregate Commitments” means the Commitments of all the Lenders. The initial amount of the Aggregate Commitments is $700,000,000.

     “Agreement” means this Credit Agreement, as amended or supplemented from time to time in accordance with the terms hereof.

     “Applicable Leverage Level” means the level set forth below that corresponds to the applicable Leverage Ratio:

Applicable
Leverage Level	Leverage Ratio

Level I	Less than or equal to 2.50 to 1.0
Level II	greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0
Level III	greater than 3.00 to 1.0 but less than or equal to 3.50 to 1.0
Level IV	greater than 3.50 to 1.0 but less than or equal to 4.00 to 1.0
Level V	greater than 4.00 to 1.0 but less than or equal to 4.50 to 1.0
Level VI	greater than 4.50 to 1.00

     On the effective date of this Agreement, the Applicable Leverage Level shall be Level III. Thereafter, the Leverage Ratio will be determined after each Quarterly Testing Date using the Consolidated Funded Indebtedness outstanding on such day and using Consolidated EBITDA for the four Fiscal Quarter period ending on such day. On the date on which financial statements are delivered pursuant to Section 6.02(b), the Administrative Agent will confirm or determine the Leverage Ratio set forth in the Compliance Certificate delivered with such financial statements and determine the Applicable Leverage Level Rate on or within two Business Days after such date. The Applicable Leverage Level shall become effective on the Business Day following such determination by the Administrative Agent and shall remain effective until the next such determination by the Administrative Agent.

     “Applicable Leverage Level Rate” means, on any day, with respect to any Eurodollar Loan, Base Rate Loan or commitment fees hereunder, respectively, the percent per annum set forth below under the caption “Eurodollar Margin,” “Base Rate Margin” or “Commitment Fee Rate”, respectively, based on the Applicable Leverage Level in effect on such day.

Applicable Leverage	Eurodollar	Base Rate	Commitment Fee
Level	Margin	Margin	Rate
Level I	1.000%	0.000%	0.200%
Level II	1.250%	0.000%	0.250%
Level III	1.500%	0.250%	0.300%
Level IV	1.750%	0.500%	0.375%
Level V	2.000%	0.750%	0.500%
Level VI	2.250%	1.000%	0.500%

     Each change in the Applicable Leverage Level Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Changes in the Applicable Leverage Level Rate will occur automatically without prior notice as changes in the Applicable Leverage Level occur.

     “Applicable Percentage” means with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

     “Applicable Rate” means on any day, with respect to any Eurodollar Loan, Base Rate Loan or commitment fees hereunder, respectively (a) prior to the six (6) month anniversary of the Closing Date and on any day thereafter that ratings of Index Debt are not maintained by at least two Rating Agencies, the percent per annum set forth under the caption “Eurodollar Margin,” “Base Rate Margin” or “Commitment Fee Rate,” respectively, under the definition of the “Applicable Leverage Level Rate,” and (b) on any day on or after the six (6) month anniversary of the Closing Date that ratings of Index Debt are maintained by at least two Rating Agencies, the percent per annum set forth under the caption “Eurodollar Margin,” “Base Rate Margin” or “Commitment Fee Rate,” respectively, under the definition of the “Applicable Rating Level Rate.” If the rating system of a Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the definition of Applicable Rating Level Rate to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined based upon the rating of the other two Rating Agencies, and if, as a result, only one rating of Index Debt is maintained and unaffected by a changed rating system, the Applicable Rate shall be determined based upon the Applicable Leverage Level Rate.

     “Applicable Rating Level Rate” means, on any day, with respect to any Eurodollar Loan, Base Rate Loan or commitment fees hereunder, respectively, the percent per annum set forth below under the caption “Eurodollar Margin,” “Base Rate Margin” or “Commitment Fee Rate,” respectively, based upon the ratings by the Rating Agencies, applicable on such date to the Index Debt:

Index Debt Ratings:	Eurodollar	Base Rate	Commitment Fee
(Moody’s/S&P or Fitch)	Margin	Margin	Rate
Level 1 >Baa2/BBB	0.750%	0.000	0.150%
Level 2 Baa3/BBB-	1.000%	0.000	0.200%
Level 3 Ba1/BB+	1.250%	0.000	0.250%
Level 4 Ba2/BB	1.500%	0.250	0.300%
Level 5 <Ba2/BB	2.000%	0.750	0.375%

     For purposes of the foregoing, (a) if the ratings established by the Rating Agencies for the Index Debt shall fall within different Levels and ratings are then maintained by three Rating Agencies, (i) if two ratings are equal and higher than the third, the higher rating will apply, (ii) if two ratings are equal and lower than the third, the lower rating will apply, (iii) if no ratings are equal, the intermediate rating will apply; (b) if the ratings established by the Rating Agencies for the Index Debt shall fall within different Levels and ratings are then maintained by two Rating Agencies, the Applicable Rating Level Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rating Level Rate shall be determined by reference to the Level one rating lower than the higher of the two ratings; (c) if the ratings established or deemed to have been established by the Rating Agencies for the Index Debt shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. Each change in the Applicable Rating Level Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Changes in the Applicable Rating Level Rate will occur automatically without prior notice as changes in the Applicable Rating Level occur.

     If a Specified Acquisition Period has begun and is continuing, beginning on the second Quarterly Testing Date occurring after the consummation of the Specified Acquisition and ending on the last day of the applicable Specified Acquisition Period, each rate that will otherwise be the Applicable Rating Level Rate shall be increased by 0.25% per annum.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by

Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

     “Attributable Debt” means, with respect to any Sale and Lease-Back Transaction not involving a Capital Lease Obligation, as of any date of determination, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than accounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction (in the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental obligation shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

     “Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

     “Base Rate Loan” means a Loan or portion of a Loan that bears interest based on the Base Rate.

     “Borrower” means Energy Transfer Partners, L.P., a Delaware limited partnership.

     “Borrowing” means Loans of the same Type, made, Converted or Continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

     “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the LC Issuer and the Lenders, as collateral for the LC Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the LC Issuer. Derivatives of such term have corresponding meanings.

     “Cash Equivalents” means Investments in:

     (a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

     (b) demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated BBB+ or Baa1 or better, respectively, by either Rating Agency;

     (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;

     (d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and

     (e) money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

     “Change of Control” means the existence of any of the following: (a) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than an Exempt Person, shall be the legal or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the then total Equity Interests of the General Partner or (b) General Partner shall not be the sole legal and beneficial owner of all of the general partner interests of the Borrower. As used herein “Exempt Person” means any of Ray C. Davis, Kelcy L. Warren, H. Michael Krimbill, the heirs at law of such individuals, entities or trusts owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes) or entities owned solely by existing and former management employees of the General Partner. For purposes of clarification, an initial public offering of the Equity Interests of the General Partner is not intended to be a Change of Control if none of the circumstance set forth in clauses (a) or (b) above shall exist.

     “Closing Date” means the first date all the conditions precedent in Section 4.01 and Section 4.02 are satisfied or waived in accordance with Section 10.01.

     “Code” means the Internal Revenue Code of 1986, together with all rules and regulations promulgated with respect thereto.

     “Commission” means the United States Securities and Exchange Commission.

     “Commitment” means, as to each Lender, its obligation (a) to make Revolving Credit Loans to the Borrower pursuant to Section 2.01, and (b) to purchase participations in LC Obligations and Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the Commitment amount set forth opposite such Lender’s name on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     “Commitment Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.12(c), and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the LC Issuer to make LC Credit Extensions pursuant to Section 8.02.

     “Compliance Certificate” means a certificate substantially in the form of Exhibit B.

     “Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. refer to the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of such Person and its properly consolidated subsidiaries. Notwithstanding the foregoing, when used in reference to the Borrower and its Restricted Subsidiaries, “Consolidated” shall exclude the effect on the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of the Borrower and its Restricted Subsidiaries of all Unrestricted Subsidiaries, determined as if Restricted Persons held no Equity Interest in Unrestricted Subsidiaries, and, without limiting the foregoing, excluding all Equity Interests in Unrestricted Subsidiaries and dividends and distributions received from Unrestricted Subsidiaries.

     “Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, plus (a) each of the following to the extent deducted in determining such Consolidated Net Income (i) all Consolidated Interest Expense, (ii) all income taxes (including any franchise taxes to the extent based upon net income), (iii) all depreciation and amortization (including amortization of good will and debt issue costs), (iv) any other non-cash charges or losses, and (v) so long as any of the HOLP Companies are Unrestricted Subsidiaries, general and administrative expense of the Borrower (on an unconsolidated basis) to the extent allocated to the HOLP Companies not to exceed $5,000,000 for any period of four Fiscal Quarters, minus (b) each of the following (i) all non-cash items of income or gain which were included in determining such Consolidated Net Income, and (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the Fiscal Quarter in which the relevant non-cash charges or losses were reflected as a charge in the statement of Consolidated Net Income. Consolidated EBITDA shall be subject to the following additional adjustments for all purposes under this Agreement other than for purposes of Section 7.12(b):

     (i) If, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated EBITDA is determined, any Restricted Person shall have made any disposition or acquisition of operating assets, shall have consolidated or merged with or into Person (other than another Restricted Person), or shall have made any disposition of a Restricted Person or an acquisition of a Person that becomes a Restricted Person, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (A) in good faith by the chief financial officer, principal accounting officer or treasurer of the Borrower and acceptable to the Administrative Agent, (B) giving effect to any anticipated or proposed cost savings related to such disposition, acquisition, consolidation or merger, to the extent approved by Administrative Agent, such approval not to be unreasonably withheld, and (C) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA. Notwithstanding the forgoing (x) a pro forma adjustment will be made for the assets acquired pursuant to that certain Purchase and Sale Agreement dated April 25, 2004, by and between TXU Fuel Company, a Texas corporation, and the Borrower (“TXU Assets”) pursuant to clause (ii) below and not this clause (i), and (y) pro forma adjustment will be made for the assets acquired pursuant to that certain Purchase and Sale Agreement dated July 21, 2004, between Devon Gas Services, L.P., Southwestern Gas Pipeline, Inc, Acacia Natural Gas Corporation and La Grange Acquisition, L.P. and the Borrower (“Devon Assets”) shall be made pursuant to clause (iv) below and not this clause (i).

     (ii) With respect to each Fiscal Quarter beginning prior to June 1, 2004, Consolidated EBITDA for such Fiscal Quarter shall be increased by the amount of $17,000,000 and shall be decreased by the portion of Consolidated EBITDA, if any, derived from the operation of the TXU Assets during such Fiscal Quarter.

     (iii) With respect to each Fiscal Quarter beginning prior to September 1, 2004, Consolidated EBITDA for such Fiscal Quarter shall be increased by the amount of $6,250,000 and shall be decreased by the portion of Consolidated EBITDA, if any, derived from the operation of the Bossier pipeline (the approximately 78 mile natural gas pipeline extension from Limestone County, Texas that will connect with Borrower’s existing infrastructure at the hub in Katy, Texas) during such Fiscal Quarter.

     (iv) With respect to each Fiscal Quarter beginning prior to December 1, 2004, Consolidated EBITDA for such Fiscal Quarter shall be increased by the amount of $5,000,000 and shall be decreased by the portion of Consolidated EBITDA, if any, derived from the operation of the Devon Assets during such Fiscal Quarter.

     (v) With respect to each Fiscal Quarter beginning prior to June 1, 2005, Consolidated EBITDA for such Fiscal Quarter shall be increased by the amount of $5,500,000 and shall be decreased by the portion of Consolidated EBITDA, if any, derived from the operation of the Fort

Worth Basin Pipeline (a 54-miles pipeline being constructed in the Fort Worth Basin that will connect certain pipelines in North Texas) during such Fiscal Quarter.

     “Consolidated Funded Indebtedness” means as of any date, the sum of the following (without duplication): (a) all Indebtedness which is classified as “long-term indebtedness” on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof, (b) Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries outstanding under a revolving credit or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (c) Capital Leases Obligations of the Borrower and its Restricted Subsidiaries, and (d) all Indebtedness in respect of any Guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of any Person other than the Borrower or any of its Restricted Subsidiaries, but excluding (i) Attributable Debt of the Borrower and its Restricted Subsidiaries and (ii) Performance Guaranties.

     “Consolidated Interest Expense” means, for any period, all interest paid or accrued (that has resulted in a cash payment in the period or will result in a cash payment in future quarter(s)) during such period on, and all fees and related charges in respect of, Indebtedness which was deducted in determining Consolidated Net Income during such period.

     “Consolidated Net Income” means, for any period, the Borrower’s and its Restricted Subsidiaries’ gross revenues for such period, minus the Borrower’s and its Restricted Subsidiaries’ expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings or losses of any Person, other than a Restricted Subsidiary, in which the Borrower or any of its Restricted Subsidiaries has an ownership interest. Consolidated Net Income shall not include (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) any extraordinary gains or losses, or (c) any non-cash gains or losses resulting from mark to market activity as a result of SFAS 133. Consolidated Net Income for any period shall (i) include any cash dividends and distributions actually received during such period from any Person, other than a Restricted Subsidiary, in which the Borrower or any of its Restricted Subsidiaries has an ownership interest and (ii) specifically exclude dividends and distributions from HOLP and its Subsidiaries at any time prior to their designation as Restricted Subsidiaries pursuant to Section 6.11.

     “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of Consolidated assets of the Borrower and its Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the Consolidated balance sheet of the Borrower and its Restricted Subsidiaries for the most recently completed Fiscal Quarter, prepared in accordance with GAAP.

     “Continue,” “Continuation,” and “Continued” shall refer to the continuation pursuant to Section 2.04 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.04 or Article III of one Type of Loan into another Type of Loan.

     “Credit Extension” means each of the following: (a) a Borrowing and (b) an LC Credit Extension.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” means, at the time in question, (a) for any Eurodollar Loan (up to the end of the applicable Interest Period), two percent (2%) per annum plus the Applicable Rate for Eurodollar Loans plus the Eurodollar Rate then in effect, (b) for each Base Rate Loan, Swingline Loan or LC Obligation, two percent (2%) per annum plus the Applicable Rate for Base Rate Loans plus the Base Rate or (c) for each Letter of Credit, two percent (2%) per annum plus the Applicable Rate for Eurodollar Loans; provided, however, the Default Rate shall never exceed the Maximum Rate.

     “Default Rate Period” means any period during which an Event of Default is continuing.

     “Disclosure Schedule” means Schedule 3 hereto.

     “Dollar” and “$” mean lawful money of the United States.

     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the LC Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

     “Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

     “ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules and regulations promulgated with respect thereto.

     “ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Code.

     “ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person has a fixed or contingent liability.

     “Eurodollar Loan” means a Loan or portion of a Loan that bears interest at a rate based on the Eurodollar Rate.

     “Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London offices of Wachovia Bank, National Association in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     “Event of Default” has the meaning given to such term in Section 8.01.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

     “Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of January 20, 2004, among La Grange, Fleet National Bank, as administrative agent, Fleet Securities, Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and book runners, Wachovia Bank, National Association, as syndication agent, The Royal Bank of Scotland plc and BNP Paribas, as co-documentation agents, Bank of Scotland, as senior managing agent, U.S. Bank National Association and Fortis Capital Corp., as co-agents, and a syndicate of lenders, as amended and restated by that certain Third Amendment to Credit Agreement dated as of August 31, 2004, among La Grange, Fleet National Bank, as administrative agent, and the Lenders referred to therein.

     “Existing Letters of Credit” means the Letters of Credit (as defined in the Existing Credit Agreement) issued and outstanding under the Existing Credit Agreement and which shall remain issued and outstanding for purposes of this Agreement.

     “Facility Usage” means, at the time in question, the aggregate amount of outstanding Loans and LC Obligations at such time.

     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

     “Fee Letter” means the letter agreement, dated November 5, 2004, among the Borrower, the Administrative Agent and Wachovia Capital Markets, LLC.

     “Fiscal Quarter” means a three-month period ending on the last day of November, February, May and August.

     “Fiscal Year” means a twelve month period ending on August 31.

     “Fitch” means Fitch, Inc., or its successor.

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Borrower or with respect to the Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and the Borrower and Majority Lenders agree to such change insofar as it affects the accounting of the Borrower or of the Borrower and its Consolidated Subsidiaries.

     “General Partner” means U.S. Propane, L.P., a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto, in either case, which is the sole general partner of the Borrower.

     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The term “Guarantee” shall exclude endorsements in the ordinary course of business of negotiable instruments in the course of collection. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or (ii) if not stated or determinable or if such Guarantee by its terms is limited to less than the full amount of such primary obligation, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or the amount to which such Guarantee is limited. The term “Guarantee” as a verb has a corresponding meaning.

     “Guarantors” means any Subsidiary of the Borrower that now or hereafter executes and delivers a Guaranty to the Administrative Agent pursuant to Section 6.11.

     “Guaranty” means, collectively, one or more Guarantees of the Obligations made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit C, including any supplements to an existing Guaranty in substantially the form that is a part of Exhibit C.

     “Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

     “Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

     “Hedging Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).

     “Heritage Note Purchase Agreements” means collectively, (a) the Note Purchase Agreement dated as of June 25, 1996, among HOLP and the purchasers named therein, as amended and supplemented; (b) the Note Purchase Agreement dated as of November 19, 1997, among HOLP and the purchasers named therein, as amended and supplemented; and (c) the Note Purchase Agreement dated as of August 10, 2000 among HOLP and the purchasers named therein, as amended and supplemented.

     “HHI” means Heritage Holdings, Inc., a Delaware corporation, or the corporate, partnership or limited liability successor thereto.

     “HOLP” means Heritage Operating, L.P., a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto.

     “HOLP Companies” means HOLP and each Wholly-Owned Subsidiary of HOLP, whether now existing or hereafter formed or acquired.

     “Indebtedness” means, with respect to any Person, without duplication:

     (a) indebtedness for borrowed money, all obligations upon which interest charges are customarily paid and all obligations evidenced by any bond, note, debenture or other similar instrument which such Person has directly or indirectly created, incurred or assumed;

     (b) obligations of others secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; provided that the amount of such Indebtedness, if such Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time of the property subject to such Lien;

     (c) indebtedness, whether or not for borrowed money (excluding trade payables and accrued expenses arising in the ordinary course of business and payable in the ordinary course of business), with respect to which such Person has become directly or indirectly liable and which represents the deferred purchase price (or a portion thereof) or has been incurred to finance the purchase price (or a portion thereof) of any property or service or business acquired by such Person, whether by purchase, consolidation, merger or otherwise;

     (d) the principal component of Capital Lease Obligations to the extent such obligations would, in accordance with GAAP, appear on a balance sheet of such Person;

     (e) Attributable Debt of such Person in respect of Sale and Lease-Back Transactions not involving a Capital Lease Obligation;

     (f) obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends or distribution;

     (g) obligations, contingent or fixed, of such person as an account party in respect of letters of credit (other than letters of credit incurred in the ordinary course of business and consistent with past practice or letters of credit outstanding on the effective date of this Agreement);

     (h) liabilities of such Person in respect of unfunded vested benefits under pension plans (determined on a net basis for all such plans) and all asserted withdrawal liabilities of such Person or a commonly controlled entity to a multiemployer plan;

     (i) obligations of such Person in respect of bankers’ acceptances (other than in respect of accounts payable to suppliers incurred in the ordinary course of business consistent with past practice); and

     (j) Guarantees by such Person in respect of obligations of the character referred to in clause (a), (b), (c), (d), (e), (f), (g), (h) or (i) of this definition of any other Person;

     (k) obligations of the character referred to in clause (a), (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this definition deemed to be extinguished under GAAP but for which such Person remains legally liable; and

     (l) amendment, supplement, modification, deferral, renewal, extension or refunding of any obligation or liability of the types referred to in clauses (a) through (k) above.

     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Indemnitees” has the meaning given to such term in Section 10.04(b).

     “Indenture” mean that certain Indenture, dated as of January 18, 2005, among the Borrower, the guarantors named therein and Wachovia Bank, National Association, as Trustee,

as amended by the First Supplemental Indenture, as further amended or supplemented from time to time thereafter.

     “Index Debt” means senior, unsecured, non-credit enhanced (except for any Guarantee by Restricted Subsidiaries) long-term debt of the Borrower.

     “Initial Borrower Financial Statements” means the audited Consolidated annual financial statements of the Borrower as of August 31, 2004.

     “Initial Financial Statements” means (a) the Initial Borrower Financial Statements, and (b) the Initial La Grange Financial Statements.

     “Initial La Grange Financial Statements” means the audited Consolidated annual financial statements of La Grange as of August 31, 2004.

     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter and the Maturity Date.

     “Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.

     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees obligations of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of determining the outstanding amount of an Investment, the amount of any Investment shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Investment) reduced by the cash proceeds received upon the sale, liquidation, repayment or disposition of such Investment (less all costs thereof) or other cash proceeds received as a return of capital of such Investment in an aggregate amount up to but not in excess of the amount of such Investment.

     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the LC Issuer and the Borrower (or any Restricted Subsidiary) or in favor the LC Issuer and relating to any such Letter of Credit.

     “Joint Venture Interest” means an acquisition of or Investment in Equity Interests in any Person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state or province thereof or the District of Columbia, held directly or indirectly by the Borrower, that will not be a Subsidiary after giving effect to such acquisition or Investment.

     “La Grange” means La Grange Acquisition, L.P., a Texas limited partnership.

     “Laws” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, state, province or other political subdivision thereof.

     “LC Collateral” means cash or deposit account balances pledged and deposited with or delivered to the Administrative Agent, for the benefit of the LC Issuer and the Lenders, as collateral for the LC Obligations.

     “LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

     “LC Issuer” means Wachovia Bank, National Association in its capacity as issuer of Letters of Credit hereunder (other than the Existing Letters of Credit) or any successor issuer of Letters of Credit hereunder and Fleet National Bank, in its capacity as issuer of the Existing Letters of Credit.

     “LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Matured LC Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” (published by the Institute of International Banking Law & Practice or such later version thereof as may be in effect at the time of issuance), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     “Lender” has the meaning given to such term in the introductory paragraph hereto. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

     “Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the LC Issuer.

     “Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness outstanding on the specified date to (b) the Consolidated EBITDA for the specified four Fiscal Quarter period.

     “Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered liabilities pursuant to GAAP.

     “LIBOR Reference Rate” means a rate of interest for Swingline Loans determined by reference to the Eurodollar Rate for a one (1) month interest period that would be applicable for a Revolving Credit Loan, as that rate may fluctuate in accordance with changes in the Eurodollar Rate as determined on a day-to-day basis.

     “Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the Revolving Credit Loans and the Swingline Loans.

     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, each Guaranty, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

     “Loan Notice” means a notice of (a) a Borrowing, (b) a Conversion of Loans from one Type to the other, pursuant to Section 2.04, or (c) a Continuation of Eurodollar Loans, pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit D.

     “Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition).

     “Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, properties or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Borrower to perform its obligations under this Agreement and the Notes or the ability of the Restricted Subsidiaries, taken as a whole, to perform their respective obligations under the Guaranty, or (iii) the validity or enforceability of this Agreement, the Guaranty or the Notes.

     “Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any Letter of Credit Application, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

     “Maturity Date” means January 18, 2010.

     “Maximum Rate” has the meaning given to such term in Section 10.09.

     “Moody’s” means Moody’s Investors Service, Inc., or its successor.

     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E.

     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Restricted Person, arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Restricted Person or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Participant” has the meaning given to such term in Section 10.06(d).

     “Partnership Agreement” means the Agreement of Limited Partnership of the Borrower as in effect on the date of this Agreement.

     “Performance Guaranties” means, collectively, guaranties by the Borrower of obligations of any Unrestricted Subsidiary (but not of Indebtedness of any Unrestricted Subsidiary) not to exceed in the aggregate amount outstanding of $50,000,000 at any time.

     “Permitted Acquisitions” means (A) the acquisition of all of the Equity Interest in a Person (exclusive of director qualifying shares and other Equity Interests required to be held by an Affiliate to comply with a requirement of Law) or (B) any other acquisition of all or a substantial portion of the business, assets or operations of a Person (whether in a single transaction or a series of related transactions) or (C) a merger or consolidation of any Person with or into a Restricted Person so long as the survivor is or becomes a Restricted Person upon consummation thereof (and Borrower is the survivor, if it is a party); provided, that (i) prior to and after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing; and (ii) all representations and warranties contained in the Loan Documents shall be true and correct in all material respects as if restated immediately following the consummation of such acquisition; and (iii) the Borrower has provided to the Administrative Agent an officer’s certificate, in form satisfactory to the Administrative Agent, certifying that each of the foregoing conditions has been satisfied.

     “Permitted Investments” means:

     (a) Cash Equivalents,

     (b) Investment in South Texas Gas Gathering’s Dorado joint venture, VanTex Energy Services, Ltd., VanTex Gas Pipeline Company, LLC, VES Inc. and Ranger Pipeline, L.P.,

     (c) Investments in any Restricted Subsidiary,

     (d) Investments in Unrestricted Subsidiaries as of the Closing Date,

     (e) the Subscription Agreement, dated as of January 20, 2004, between HHI and Oasis Pipe Line Company, as such Subscription Agreement exists on the date of this Agreement and purchases of shares of HHI required to be made pursuant thereto,

     (f) Guarantees of Indebtedness to the extent permitted by Section 7.01,

     (g) Performance Guaranties, and

     (h) Investments in Joint Venture Interests, provided that, both before and after giving effect to any such Investment (i) all representations and warranties contained herein shall be true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (ii) the Person issuing such Joint Venture Interests is engaged in the Permitted Line of Business and (iii) no Default or Event of Default shall have occurred and be continuing or will result therefrom.

     (i) Investments (in addition to those permitted by clauses (a) through (h) of this definition) in any Person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state or province thereof or the District of Columbia including Investments in any Unrestricted Subsidiary but excluding Investments in HOLP and its Subsidiaries; provided that immediately prior to and after giving effect to such Investment (i) the aggregate outstanding amount of all such Investments made by the Restricted Persons under this clause (i) shall not exceed 10% of the Consolidated Net Tangible Assets, (ii) all representations and warranties shall be true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (iii) no Default or Event of Default shall have occurred and be continuing or will result therefrom.

     “Permitted Lien” has the meaning given to such term in Section 7.02.

     “Permitted Line of Business” means, with respect to the specified Person, lines of business engaged in by such Person and its Subsidiaries such that such Person and its Subsidiaries, taken as a whole, are substantially engaged in businesses that are (i) qualified business of master limited partnerships and (ii) energy-related.

     “Permitted Priority Debt” means (i) Indebtedness of a Restricted Subsidiary, whether or not secured, other than Indebtedness permitted under Section 7.01(a) through (g) and (ii) Indebtedness secured by Liens on property of a Restricted Person, other than Liens permitted under subsections (a) through (n) of Section 7.02, not to exceed at any one time outstanding in the aggregate under clause (i) and (ii), but without duplication, an aggregate principal amount equal to 10% of Consolidated Net Tangible Assets.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia Bank, National Association as its prime rate in effect at its principal office in Charlotte, North Carolina. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     “Quarterly Testing Date” means the last day of each Fiscal Quarter.

     “Rating Agency” means Fitch, S&P or Moody’s.

     “Register” has the meaning given to such term in Section 10.06(c).

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or Continuation of Loans, a Loan Notice, and (b) with respect to an LC Credit Extension, a Letter of Credit Application.

     “Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of a Restricted Person. Any document delivered hereunder that is signed by a Responsible Officer of a Restricted Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Restricted Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Restricted Person.

     “Restricted Payment” means any dividends on, or other distribution in respect of, any Equity Interests in any Restricted Person, or any purchase, redemption, acquisition, or retirement of any Equity Interests in any Restricted Person (whether such interests are now or hereafter issued, outstanding or created), or any reduction or retirement of the Equity Interest of any Restricted Person, except, in each case, distributions, dividends or any other of the above actions payable solely in shares of capital stock of (or other ownership or profit interests in) such Restricted Person, or warrants, options or other rights for the purchase or acquisition from such Restricted Person of shares of capital stock of (or other ownership or profit interests in) such Restricted Person.

     “Restricted Person” means any of the Borrower and each Restricted Subsidiary.

     “Restricted Subsidiary” means any Subsidiary of the Borrower other than the Unrestricted Subsidiaries.

     “Revolving Credit Loan” means a Loan made pursuant to Section 2.01.

     “Risk Management Policy” means the Risk Management Policy of the Borrower in effect on the date of this Agreement as amended from time to time.

     “S&P” means Standard & Poor’s Ratings Services (a division of McGraw Hill, Inc.) or its successor.

     “Sale and Lease-Back Transaction” means, with respect to any Person (a “Transferor”), any arrangement (other than between the Borrower and a Wholly Owned Subsidiary of the Borrower that is a Restricted Person or between Wholly Owned Subsidiaries of the Borrower that are each Restricted Persons) whereby (a) property (the “Subject Property”) has been or is to be disposed of by such Transferor to any other Person with the intention on the part of such Transferor of taking back a lease of such Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of such Subject Property substantially over the useful life of such Subject Property, and (b) such Subject Property is in fact so leased by such Transferor or an Affiliate of such Transferor.

     “Specified Acquisition” means an acquisition of assets or entities or operating lines or divisions by a Restricted Person for a purchase price of not less than $50,000,000.

     “Specified Acquisition Period” means a period elected by the Borrower that commences on the date elected by the Borrower, by notice to the Administrative Agent, following the occurrence of a Specified Acquisition and ending on the earliest of (a) the third Quarterly Testing Date occurring after the consummation of such Specified Acquisition, (b) the date of a

Specified Equity Offering and (c) if the Leverage Ratio is less than or equal to 4.50 to 1.00 on such date, the date of the Borrower’s delivery of a notice to the Administrative Agent terminating such Specified Acquisition Period accompanied by a certificate reflecting compliance with such Leverage Ratio; provided, in the event the Leverage Ratio exceeds 4.50 to 1.00 as of the end of any Fiscal Quarter in which a Specified Acquisition has occurred, the Borrower shall be deemed to have so elected a Specified Acquisition with respect thereto on such last day of such Fiscal Quarter; provided, further, following the election (or deemed election) of a Specified Acquisition Period, the Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition Period unless, at the time of such subsequent election, the Leverage Ratio does not exceed 4.50 to 1.00. Only one Specified Acquisition Period may be elected (or deemed elected) with respect to any particular Specified Acquisition.

     “Specified Equity Offering” means the date (or the last such date if more than one issuances are aggregated) that the proceeds are received by the Borrower of one or more issuances of equity by the Borrower for aggregate net cash proceeds of not less than fifty percent (50%) of the aggregate purchase price of the Specified Acquisition. For purposes of clarification, the Borrower, the Administrative Agent and the Lenders agree that nothing in this Agreement, including this definition, shall obligate the Borrower at any time to issue equity for the purpose of financing all or any portion of the purchase price associated with a Specified Acquisition.

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans, as such amount may be adjusted from time to time in accordance with this Agreement by the Borrower and the Swingline Lender. The Swingline Commitment is $30,000,000.

     “Swingline Lender” means Wachovia Bank, National Association.

     “Swingline Loan” means a Loan made pursuant to Section 2.02.

     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

     “Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

     “Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

     “UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

     “Unrestricted Subsidiaries” means each of the following, unless designated as a Restricted Subsidiary pursuant to Section 6.11: (i) the HOLP Companies, (ii) HHI and (iii) any other Subsidiary of the Borrower which is designated as an Unrestricted Subsidiary pursuant to Section 6.11.

     “United States” and “U.S.” mean the United States of America.

     “Wholly Owned Subsidiary” means, with respect to a Person, any Subsidiary of such Person, all of the issued and outstanding stock, limited liability company membership interests, or partnership interests of which (including all rights or options to acquire such stock or interests) are directly or indirectly (through one or more Subsidiaries) owned by such Person, excluding any general partner interests owned, directly or indirectly, by General Partner in any such Subsidiary that is a partnership, in each case such general partner interests not to exceed two percent (2%) of the aggregate ownership interests of any such partnership and directors’ qualifying shares if applicable.

     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     1.03 Accounting Terms.

     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.

     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

     1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

     2.01 Revolving Credit Loans. Subject to the terms and conditions hereof, each Lender agrees to make Revolving Credit Loans (“Revolving Credit Loans”) to the Borrower upon the Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.03, 3.04 and 3.06, all Lenders are requested to make Revolving Credit Loans of the same Type in accordance with their respective Applicable Percentages and as part of the same Borrowing, and (b) after giving effect to such Revolving Credit Loans, the Facility Usage does not exceed the Aggregate Commitments, and the Loans of any Lender plus such Lender’s Applicable Percentage of all LC Obligations does not exceed such Lender’s Commitment. The aggregate amount of all Revolving Credit Loans that are Base Rate Loans in any Borrowing must be equal to $1,000,000 or any higher integral multiple of $500,000. The aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $3,000,000 or any higher integral multiple of $1,000,000. The Borrower may have no more than eight (8) Borrowings of Eurodollar Loans outstanding at any time. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, and reborrow under this Section 2.01.

     2.02 Swingline Loans.

     (a) Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Commitment Period; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Aggregate Commitments less the sum of all outstanding Revolving Credit Loans and the LC Obligations and (ii) the Swingline Commitment; provided further that the Swingline Lender will not make a Swingline Loan from and after the date which is one (1) day after it has received written notice from the Borrower or any Lender that one or more of the applicable conditions to Credit Extensions specified in Section 4.02 is not then satisfied until such conditions are satisfied or waived in accordance with the provisions of this Agreement (and the Swingline Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate). The aggregate amount of all Swingline Loans in any Borrowing must be equal to $100,000 or any higher integral multiple of $100,000.

     (b) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by each Lender in accordance with its Applicable Percentage and shall thereafter be reflected as Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its Applicable Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its Applicable Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Applicable Percentage of a Swingline Loan, nor shall any Lender’s Applicable Percentage be increased as a result of any such failure of any other Lender to fund its Applicable Percentage of a Swingline Loan.

     (c) The Borrower shall pay to the Swingline Lender the amount of each Swingline Loan (unless such Swingline Loan is fully refunded by the Lenders pursuant to Section 2.02(b)): (i) on demand and (ii) if no demand has been made, on the tenth Business Day after the date of the Swingline Loans, and in no event later than the Maturity Date. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their Applicable Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 10.02 and which such Event of Default has not been waived by the Majority Lenders or the Lenders, as applicable).

     (d) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.02 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.02, one of the events described in subsections (j)(i), (j)(ii) or (j)(iii) of Section 8.01 shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided, irrevocable and unconditional participating interest in the Swingline Loans to be refunded in an amount equal to its Applicable Percentage of the aggregate amount of such Swingline Loans. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation, and upon receipt thereof, the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

     2.03 Requests for New Loans. The Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of Loans to be funded by Lenders. Each such notice constitutes a “Loan Notice” hereunder and must:

     (a) specify (i) the aggregate amount of any such Borrowing of Base Rate Loans and the date on which such Base Rate Loans are to be advanced, (ii) the aggregate amount of any such Borrowing of Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period, or (iii) the aggregate amount of any such Borrowing of Swingline Loans and the date on which such Swingline Loans are to be advanced; and

     (b) be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Base Rate Loans or Swingline Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

     Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice requesting Revolving Credit Loans, the Administrative Agent shall give each Lender prompt notice of the terms thereof. Upon receipt of any such Loan Notice requesting Swingline Loans, the Administrative Agent shall give the Swingline Lender prompt notice of the terms thereof. In the case of Revolving Credit Loans, if all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower. In the case of Swingline Loans, if all conditions precedent to such new Loans have been met, the Swingline Lender will on the date requested promptly remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Swingline Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Swingline Loan have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.02(b).

     2.04 Continuations and Conversions of Existing Loans. The Borrower may make the following elections with respect to Revolving Credit Loans already outstanding: to Convert, in whole or in part, Base Rate Loans to Eurodollar Loans, to Convert, in whole or in part, Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, the Borrower may combine existing Revolving Credit Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Revolving Credit Loans made pursuant to one Borrowing into separate new Borrowings, provided, that (i) the Borrower may have no more than eight (8) Borrowings of Eurodollar Loans outstanding at any time, (ii) the aggregate amount of all Base Rate Loans in any Borrowing must be equal to $1,000,000 or any higher integral multiple of $500,000, and (iii) the aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $3,000,000 or any higher integral multiple of $1,000,000. To make any such election, the Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice must:

     (a) specify the existing Loans which are to be Continued or Converted;

     (b) specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be Continued or Converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

     (c) be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

     Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice, the Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Loan Notice shall be irrevocable and binding on the Borrower. During the continuance of any Default, the Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect. If (due to the existence of a Default or for any other reason) the Borrower fails to timely and properly give any Loan Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by the Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate, Interest Period or Type applicable to already outstanding Loans.

     2.05 Use of Proceeds. The Borrower shall use the proceeds of all Loans (a) for working capital purposes, and (b) for general business purposes. The Letters of Credit shall be used for general business purposes of the Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X. The Borrower represents and warrants that the Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

     2.06 Optional Prepayments of Loans. The Borrower may, upon three Business Days’ notice to the Administrative Agent (which notice shall be irrevocable, and the Administrative Agent will promptly give notice to the other Lenders), from time to time and without premium or penalty (other than Eurodollar Loan breakage costs, if any, pursuant to Section 3.05) prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Loans equals $1,000,000 or any higher integral multiple of $500,000. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

     2.07 Letters of Credit. Subject to the terms and conditions hereof, during the Commitment Period the Borrower may request LC Issuer to issue, amend, or extend the expiration date of, one or more Letters of Credit for the account of the Borrower or any or its Restricted Subsidiaries, provided that:

     (a) after taking such Letter of Credit into account (i) the aggregate amount of all outstanding LC Obligations does not exceed $250,000,000 and (ii) the Facility Usage does not exceed the Aggregate Commitments at such time;

     (b) the expiration date of such Letter of Credit is prior to the earlier of (i) 365 days after the issuance thereof, provided that such Letter of Credit may provide for automatic extensions of such expiration date for additional periods of 365 days thereafter, and (ii) 30 days prior to the end of the Commitment Period;

     (c) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article III;

     (d) such Letter of Credit is in form and upon terms as shall be acceptable to LC Issuer in its sole and absolute discretion; and

     (e) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through (e) (in the following Section 2.08 called the “LC Conditions”) have been met as of the date of issuance, amendment, or extension of such Letter of Credit.

     2.08 Requesting Letters of Credit. The Borrower must make written application for any Letter of Credit at least three Business Days (or such shorter period as may be agreed upon by the LC Issuer) before the date on which the Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, the Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.07 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in the form of the Letter of Credit Application. If all LC Conditions for a Letter of Credit have been met as described in Section 2.07 on any Business Day before 11:00 a.m., LC Issuer will issue such Letter of Credit on the same Business Day at LC Issuer’s Lending Office. If the LC Conditions are met as described in Section 2.07 on any Business Day on or after 11:00 a.m., LC Issuer will issue such Letter of Credit on the next succeeding Business Day at LC Issuer’s Lending Office. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

     2.09 Reimbursement and Participations.

     (a) Reimbursement. Each Matured LC Obligation shall constitute a loan by LC Issuer to the Borrower. The Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation together with interest thereon (i) at the Base Rate plus the Applicable Margin for Base Rate Loans to and including the second Business Day after the Matured LC Obligation is incurred, subject to Section 2.09(b), and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter.

     (b) Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder, then the Borrower shall be deemed to have requested the Lenders make Loans to the Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such deemed request by the Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.01, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

     (c) Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and – to induce LC Issuer to issue Letters of Credit hereunder – each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk an undivided interest equal to such Lender’s Applicable Percentage of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC

Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer’s Lending Office, such Lender’s Applicable Percentage of such Matured LC Obligation (or any portion thereof which has not been reimbursed by the Borrower). Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Base Rate plus the Base Rate Margin.

     (d) Distributions to Participants. Whenever LC Issuer has in accordance with this Section received from any Lender payment of such Lender’s Applicable Percentage of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from the Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Applicable Percentage), LC Issuer will distribute to such Lender its Applicable Percentage of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

     (e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this Section, submitted by LC Issuer to the Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

     (f) Obligations Absolute. The Borrower’s obligation to reimburse Matured LC Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the LC Issuer (as finally determined by a court of competent jurisdiction), the LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

     2.10 No Duty to Inquire.

     (a) Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. The Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

     (b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of the Borrower, or if the amount of any Letter of Credit is increased at the request of the Borrower, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

     (c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and the Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

     2.11 LC Collateral.

     (a) Acceleration of LC Obligations. If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.02 then, unless the Administrative Agent, acting on the instruction of Majority Lenders, shall otherwise specifically elect to the contrary (which election may thereafter be retracted by the Administrative Agent, acting on the instruction of Majority Lenders, at any time), the Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding to be held as LC Collateral. Nothing in this subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral or LC Obligation, including any LC Application, or any rights which any Lender Party may have to otherwise apply any payments by the Borrower and any LC Collateral under Section 2.14.

     (b) Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by LC Issuer in such Cash Equivalents as LC Issuer may choose in its sole discretion. All interest on (and other proceeds of) such Investments shall be reinvested or applied to Matured LC Obligations or other Obligations which are due and payable. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of the Borrower’s reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release to the Borrower any remaining LC Collateral. The Borrower hereby assigns and grants to LC Issuer for the benefit of Lenders a continuing security interest in all LC Collateral paid by it to LC Issuer, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents. The Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the UCC with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

     (c) Payment of LC Collateral. If the Borrower is required to provide LC Collateral for any reason but fails to do so as required, LC Issuer or the Administrative Agent may without prior notice to the Borrower or any other Restricted Person provide such LC Collateral (whether by transfers from other accounts maintained with LC Issuer, or otherwise) using any available funds of the Borrower or any other Person also liable to make such payments, and LC Issuer or the Administrative Agent will give notice thereof to the Borrower promptly after such application or transfer. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall be considered past due Obligations owing hereunder.

     2.12 Interest Rates and Fees; Reduction in Commitment.

     (a) Interest Rates. Unless the Default Rate shall apply, (i) each Base Rate Loan shall bear interest on each day outstanding at the Base Rate plus the Applicable Rate for Base Rate Loans in effect on such day, (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Eurodollar Rate plus the Applicable Rate for Eurodollar Loans in effect on such day, and (iii) each Swingline Loan shall bear interest on each day outstanding at the LIBOR Reference Rate plus the Applicable Rate for Eurodollar Loans in effect on such day. During a Default Rate Period, all Loans shall bear interest on each day outstanding at the applicable Default Rate. The interest rate shall change whenever the applicable Base Rate, the Applicable Rate for Base Rate Loans, the Eurodollar Rate or the Applicable Rate for Eurodollar Loans changes. In no event shall the interest rate on any Loan exceed the Maximum Rate.

     (b) Commitment Fees. In consideration of each Lender’s commitment to make Loans, the Borrower will pay to the Administrative Agent for the account of each Lender a commitment fee determined on a daily basis equal to the Applicable Rate for commitment fees in effect on such day times such Lender’s Applicable Percentage of the unused portion of the Aggregate Commitments on each day during the Commitment Period, determined for each such day by deducting from the amount of the Aggregate Commitments at the end of such day the Facility Usage. For the purposes of calculating the commitment fee pursuant to this subsection (b), the aggregate amount of outstanding Swingline Loans shall not be included in the term Facility Usage. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

     (c) Reduction in Aggregate Commitments. The Borrower shall have the right from time to time to permanently reduce the Aggregate Commitments, provided that (i) notice of such reduction is given not less than two Business Days prior to such reduction, (ii) the resulting Aggregate Commitments are not less than the Facility Usage, and (iii) each partial reduction shall be in an amount at least equal to $1,000,000 and in multiples of $500,000 in excess thereof.

     (d) Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, the Borrower agrees to pay to the Administrative Agent, for the account of all Lenders in accordance with their respective Applicable Percentages, a letter of credit fee equal to the Applicable Rate for Eurodollar Loans then in effect (or the Default Rate during the Default Rate Period) applicable each day times the face amount of such Letter of Credit. Such fee will be calculated on the face amount of each Letter of Credit outstanding on each day at the above applicable rates and will be payable in arrears on the last day of each Fiscal Quarter. In addition, the Borrower will pay a minimum administrative issuance fee equal to the greater of $150 or one-eighth percent (0.125%) per annum of the face amount of each Letter of Credit and such other fees and charges customarily charged by the LC Issuer in respect of any issuance, amendment or negotiation of any Letter of Credit in accordance with the LC Issuer’s published schedule of such charges effective as of the date of such amendment or negotiation; such fees will be payable in arrears on the last day of each Fiscal Quarter.

     (e) Administrative Agent’s Fees. In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Borrower will pay fees to the Administrative Agent as described in the Fee Letter.

     (f) Calculations and Determinations. All calculations of interest chargeable with respect to the Eurodollar Rate and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All calculations under the Loan Documents of interest chargeable with respect to the Base Rate shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate.

     (g) Past Due Obligations. (h) The Borrower hereby promises to each Lender to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which the Borrower has in this Agreement promised to pay to such Lender and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

     2.13 Evidence of Debt.

     (a) Credit Extensions. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

     (b) Letters of Credit. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     2.14 Payments Generally; Administrative Agent’s Clawback.

     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made (i) with respect to Revolving Credit Loans, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, and (ii) with respect to Swingline Loans, to the Administrative Agent, for the account of the Swingline Lender. Each such payment shall be made at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of each such payment with respect to Revolving Credit Loans in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     2.15 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative

Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

     (a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

     (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

     Each Restricted Person consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Restricted Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Restricted Person in the amount of such participation.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01 Taxes.

     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the LC Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (provided that the Borrower shall not indemnify the Administrative Agent, any Lender or the LC Issuer for any such penalties, interest and reasonable expenses arising solely from such party’s failure to notify the Borrower of such Indemnified Taxes or Other Taxes within a reasonable period of time after such party has actual knowledge of such Indemnified Taxes or Other Taxes), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the LC Issuer, shall be conclusive absent manifest error.

     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

     Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the LC Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the LC Issuer in the event the Administrative Agent, such Lender or the LC Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

     3.03 Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

     3.04 Increased Costs; Reserves on Eurodollar Loans.

     (a) Increased Costs Generally. If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the LC Issuer;

     (ii) subject any Lender or the LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the LC Issuer); or

     (iii) impose on any Lender or the LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

     and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the LC Issuer, the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

     (b) Capital Requirements. If any Lender or the LC Issuer determines that any Change in Law affecting such Lender or the LC Issuer or any Lending Office of such Lender or such Lender’s or the LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.

     (c) Certificates for Reimbursement. A certificate of a Lender or the LC Issuer setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

     (e) Reserves on Eurodollar Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

     (c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

     including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

     3.06 Mitigation Obligations; Replacement of Lenders.

     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

     4.01 Conditions of Initial Credit Extension. The obligation of the LC Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

     (a) The Administrative Agent shall have received all of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

     (i) counterparts of this Agreement executed by the Borrower and each Lender and a Guaranty executed by each Guarantor required to execute and deliver such Guaranty pursuant to Section 6.11 of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Restricted Person as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Restricted Person is a party;

     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Restricted Person is duly organized or formed, and that each of the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

     (v) a favorable opinion of Winston & Strawn LLP, counsel to the Restricted Persons, substantially in the form of Exhibit F, and a favorable opinion of Vinson & Elkins L.L.P., local counsel to the Restricted Persons for the State of Texas, in form and substance satisfactory to Administrative Agent, each addressed to the Administrative Agent and each Lender;

     (vi) a certificate of a Responsible Officer of each Restricted Person either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Restricted Person and the validity against such Restricted Person of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

     (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Initial Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

     (viii) a duly completed Compliance Certificate as of the last day of the Fiscal Quarter of the Borrower most recently ended prior to the Closing Date, signed by a Responsible Officer of the Borrower;

     (ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

     (x) evidence satisfactory to it that (A) all Loans (as defined in the Existing Credit Agreement) of the Lenders (as defined in the Existing Credit Agreement) shall have been or shall concurrently be repaid in full, together with any accrued interest thereon and any accrued fees payable to such Lenders under the Existing Credit Agreement to the Closing Date, (B) the commitments under the Existing Credit Agreement of such Lenders shall have been or shall concurrently be terminated and (C) all Liens securing obligations (including Hedging Contracts) in connection with the Existing Credit Agreement are being concurrently released;

     (xi) the Initial Financial Statements; and

     (xii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the LC Issuer or the Majority Lenders reasonably may require.

     (b) The Borrower shall have (i) received a preliminary rating of the Index Debt from Fitch of BBB- or better and (ii) received the proceeds of the issuance of senior notes pursuant to the Indenture in an aggregate amount of not less than $550,000,000, less customary underwriters’ discounts and issuance costs.

     (c) Any fees required to be paid on or before the Closing Date shall have been paid.

     (d) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

     4.02 Conditions to all Credit Extensions. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

     (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (but with respect to any amendment, renewal or extension, only in the event that the face amount of such Letter of Credit is actually increased), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.06(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.02; and

     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

     Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

     To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, the Borrower represents and warrants to each Lender that:

     5.01 No Default. No Restricted Person is in default in the performance of any of the covenants and agreements contained in any Loan Document. No event has occurred and is continuing which constitutes a Default.

     5.02 Organization and Good Standing. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect.

     5.03 Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to borrow funds hereunder.

     5.04 No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any Law, (2) the organizational documents of any Restricted Person or the General Partner, or (3) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person or the General Partner, (ii) result in the acceleration of any Indebtedness owed by the Borrower, any of its Subsidiaries or the General Partner, or (iii) result in or require the creation of any Lien upon any assets or properties of any Restricted Person or the General Partner. Except as expressly contemplated in the Loan Documents or disclosed in the Disclosure Schedule, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents. No Restricted Person is in breach of or in default under any instrument, license or other agreement applicable to or binding upon such Restricted Person, which breach or default has had, or could reasonably be expected to have, a Material Adverse Effect.

     5.05 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

     5.06 Initial Financial Statements; No Material Adverse Change.

     (a) The Borrower has heretofore delivered to the Lenders true, correct and complete copies of the Initial Financial Statements. All Initial Financial Statements were prepared in accordance with GAAP. The Initial Borrower Financial Statements fairly present the Borrower’s Consolidated financial position at the date thereof, the Consolidated results of the Borrower’s operations for the periods thereof and the Borrower’s Consolidated cash flows for the period thereof. The Initial La Grange Financial Statements fairly present La Grange’s Consolidated financial position at the date thereof, the Consolidated results of La Grange’s operations for the period thereof and La Grange’s Consolidated cash flows for the period thereof.

     (b) Since the date of the Initial Financial Statements, no event or circumstance has occurred that has had a Material Adverse Effect.

     5.07 Taxes, Obligations and Restrictions. No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long term commitments) that exceed $10,000,000 in the aggregate and not shown in the Initial Financial Statements, disclosed in the Disclosure Schedule or otherwise permitted under Section 7.01. Each Restricted Person has timely filed all tax returns and reports required to have been filed and has paid all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except to the extent that any of the foregoing is not yet due or is being in good faith contested as permitted by Section 6.07. No Unrestricted Subsidiary is party to or subject to any agreement, relating to any Indebtedness or extension of credit (or commitment for any extension of credit) that restrict any action of any Restricted Person or that obligates any Unrestricted Subsidiary to cause any Restricted Person to take any action, other than (i) limitations or restrictions on affiliate transactions between any Unrestricted Subsidiary or any Restricted Person, and (ii) provisions substantially in the form contained in the Heritage Note Purchase Agreements as in effect on the date of this Agreement.

     5.08 Full Disclosure. No written certificate, statement or other information, taken as a whole, delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date made or deemed made. All written information, taken as a whole, furnished after the date hereof by or on behalf of any Restricted Person to the Administrative Agent, LC Issuer or any Lender in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect in light of the circumstances in which made, or based on reasonable estimates on the date as of which such information is stated or certified. There is no fact known to any Restricted Person that has not been disclosed to each Lender in writing which has had, or could reasonably be expected to have, a Material Adverse Effect.

     5.09 Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule and except for matters that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending or, to the knowledge of the Borrower, threatened, by or before any Tribunal against any Restricted Person or affecting any property of any Restricted Person, and (ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against any Restricted Person or any Restricted Person’s stockholders, partners, directors or officers or affecting any property of any Restricted Person. Since the date of this Agreement, there has been no change in the status of any matters disclosed in the Initial Financial Statements or in the Disclosure Schedule that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

     5.10 ERISA. All currently existing ERISA Plans are listed in the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule: (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Code exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $5,000,000.

     5.11 Compliance with Laws. Except as set forth in the Disclosure Schedule, each Restricted Person has all permits, licenses and authorizations required in connection with the conduct of its businesses, except to the extent failure to have any such permit, license or authorization has not had, and could not reasonably be expected to have, a Material Adverse Effect. Each Restricted Person is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply has not had, and could not reasonably be expected to have, a Material Adverse Effect. Without limiting the foregoing, each Restricted Person (i) has filed and maintained all tariffs applicable to its business with each applicable agency, (ii) and all such tariffs are in compliance with all Laws administered or promulgated by each applicable agency and (iii) has imposed charges on its customers in compliance with such tariffs, all contracts applicable to its business and all applicable Laws except to the extent such failure to file or impose has not had, and could not reasonably be expected to have, a Material Adverse Effect. As used herein, “agency” includes the Federal Energy Regulatory Commission and each other United States federal, state, or local governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any Restricted Person or its properties.

     5.12 Environmental Laws. Without limiting the provisions of Section 5.11 and except as disclosed in the Form 10-K for the year ended August 31, 2004 filed by the Borrower with the Commission or as has not had, and could not reasonably be expected to have, a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions has not had and could not reasonably be expected to have, a Material Adverse Effect):

          (a) Neither any property of the Borrower nor any Restricted Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

          (b) Without limitation of clause (a) above, no property of the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon or, to the best knowledge of the Borrower, by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

          (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all property of the Borrower and each Restricted Subsidiary, including without limitation past or present treatment, storage, disposal or release of a hazardous substance, hazardous waste or solid waste into the environment, have been duly obtained or filed, and each of the Borrower and the Restricted Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

          (d) All hazardous substances, hazardous waste, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all property of the Borrower or any Restricted Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

          (e) The Borrower and the Restricted Subsidiaries have taken all steps reasonably necessary to determine and have determined that no hazardous substances, hazardous waste, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any property of the Borrower or any Restricted Subsidiary;

          (f) To the extent applicable, all property of the Borrower and each Restricted Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the Environmental Laws or scheduled as of the date hereof to be imposed by the Environmental Laws during the term of this Agreement, and the Borrower does not have any reason to believe that such property, to the extent subject to the Environmental Laws, will not be able to maintain compliance with the Environmental Laws requirements during the term of this Agreement; and

          (g) None of the Borrower, any Guarantor or any Restricted Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance, hazardous waste or solid waste into the environment.

     5.13 Borrower’s Subsidiaries. The Borrower does not have any Subsidiary or own any stock in any other corporation or association except those listed in the Disclosure Schedule or disclosed to the Administrative Agent in writing. Neither the Borrower nor any of its Subsidiaries is a member of any general or limited partnership, limited liability company, joint venture or association of any type whatsoever except those listed in the Disclosure Schedule or disclosed to the Administrative Agent in writing. The Borrower owns, directly or indirectly, the equity membership or partnership interest in each of its Subsidiaries which is indicated in the Disclosure Schedule or as disclosed to the Administrative Agent in writing.

     5.14 Title to Properties; Licenses. Each Restricted Person has good and defensible title to or valid leasehold interests in all of its material properties and assets, free and clear of all Liens other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person’s business. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property unless, in each case, such failure to possess or violation has not had, and could not reasonably be expected to have, a Material Adverse Effect.

     5.15 Government Regulation. Neither the Borrower nor any other Restricted Person owing Obligations is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness. Neither the Borrower nor any of its Restricted Subsidiaries, nor any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of the Borrower or any of its Restricted Subsidiaries, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary. Neither the Borrower nor any Subsidiary or Affiliate of the Borrower is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from the loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

     5.16 Solvency. The Borrower and each of its Subsidiaries is solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws), and the sum of the Borrower’s and each of its Subsidiaries’ absolute and contingent liabilities, including the Obligations or guarantees thereof, shall not exceed the fair market value of such Person’s assets, and the Borrower’s and each of its Subsidiaries’ capital should be adequate for the businesses in which such Person is engaged and intends to be engaged. Neither the Borrower nor any of its Subsidiaries has incurred (whether under the Loan Documents or otherwise), nor does any such Person intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

ARTICLE VI.
AFFIRMATIVE COVENANTS

     To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, the Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.01, have previously agreed otherwise:

     6.01 Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed in the Loan Documents to which it is a party.

     6.02 Books, Financial Statements and Reports. The Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting and proper books of record and account in accordance with GAAP, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender at the Borrower’s expense:

     (a) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) complete Consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion relating to such financial statements, based on an audit using generally accepted auditing standards, by Grant Thornton LLP, or other independent certified public accountants selected by the General Partner and acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Annual Report on Form 10-K of the Borrower for such Fiscal Year prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (a)(i), and (ii) a consolidating balance sheet and a consolidating statement of operations reflecting the consolidating information for the Borrower, the Unrestricted Subsidiaries (individually or with one or more on a combined basis) and the Restricted Subsidiaries (individually or with one or more on a combined basis) for such Fiscal Year, setting forth, in each case, in comparative form, figures for the preceding Fiscal Year, certified by an authorized financial officer of the Borrower as presenting fairly, in all material respects, the information contained therein, on a basis consistent with the Consolidated financial statements, which consolidating statement of operations may be in summary form in detail satisfactory to the Administrative Agent. Such financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings for such Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the preceding fiscal year.

     (b) As soon as available, and in any event within fifty (50) days after the end of each Fiscal Quarter (i) the Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and the Borrower’s Consolidated statements of income, partners’ capital and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of the Borrower for such Fiscal Quarter prepared in accordance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (b)(i) for any of the first three Fiscal Quarters of a Fiscal Year and (ii) a consolidating balance sheet and a consolidating statement of operations reflecting the consolidating information for the Borrower, the Unrestricted Subsidiaries (individually or with one or more on a combined basis) and the Restricted Subsidiaries (individually or with one or more on a combined basis) for such Fiscal Quarter, setting forth, in each case, in comparative form, figures for same period of the preceding Fiscal Year, certified by an authorized financial officer of the Borrower as presenting fairly, in all material respects, the information contained therein, on a basis consistent with the Consolidated financial statements, which consolidating statement of operations may be in summary form in detail satisfactory to the Administrative Agent. Such financial statements shall set forth in comparative form the corresponding figures for the same period of the preceding Fiscal Year. In addition the Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate, signed on behalf of the Borrower by the chief financial officer, principal accounting officer or treasurer of the General Partner, setting forth that such financial statements are accurate and complete in all material respects (subject, in the case of Fiscal Quarter-end statements, to normal year-end adjustments), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.12, and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

     (c) So long as any of the HOLP Companies are Unrestricted Subsidiaries, as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated financial statements of La Grange together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by Grant Thornton LLP relating to such financial statements, or other independent certified public accountants selected by the General Partner and acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared. Such financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings for such Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year.

     (d) So long as any of the HOLP Companies are Unrestricted Subsidiaries, as soon as available, and in any event within fifty (50) days after the end of each fiscal quarter, the Consolidated balance sheet of La Grange as of the end of such Fiscal Quarter, the Consolidated balance sheet of La Grange as of the end of such Fiscal Quarter and the Consolidated statements of La Grange of income, partners’ capital and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. Such financial statements shall set forth in comparative form the corresponding figures for the same period of the preceding Fiscal Year. In addition La Grange will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate signed on behalf of La Grange by the chief financial officer, principal accounting officer or treasurer of General Partner, stating that such financial statements are accurate and complete in all material respects (subject, in the case of Fiscal Quarter-end statements, to normal year-end adjustments).

     (e) Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any of its Subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Borrower or any of its Subsidiaries with the Commission and of all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments; provided that the Borrower shall be deemed to have furnished the information specified in this clause (f) above on the date that such information is posted at the Borrower’s website on the Internet or at such other website as notified to the Lenders.

     6.03 Other Information and Inspections. Each Restricted Person will furnish to each Lender any information which the Administrative Agent or any Lender may from time to time reasonably request concerning any representation, warranty, covenant, provision or condition of the Loan Documents or any matter in connection with Restricted Persons’ businesses and operations. Each Restricted Person will permit representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and, upon prior notice to the Borrower, its representatives.

     6.04 Notice of Material Events. The Borrower will notify the Administrative Agent, LC Issuer and each Lender promptly, and not later than five (5) Business Days in the case of subsection (b) below and not later than thirty (30) days in the case of any other subsection below, after any executive officer of the Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:

     (a) the occurrence of any event or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect,

     (b) the occurrence of any Default,

     (c) the acceleration of the maturity of any Indebtedness owed by the Borrower or any of its Subsidiaries or of any default by the Borrower or any of its Subsidiaries under any indenture, mortgage, agreement, contract or other instrument to which it is a party or by which it or any of its properties is bound, if such acceleration or default has had or could have a Material Adverse Effect,

     (d) the occurrence of any Termination Event,

     (e) Under any Environmental Law, any claim of $15,000,000 or more, any notice of potential liability which might reasonably be expected to exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties taken as a whole,

     (f) the filing of any suit or proceeding, or the assertion in writing of a claim against any Restricted Person or with respect to any Restricted Person’s properties in which an adverse decision could reasonably be expected to have a Material Adverse Effect, and

     (g) the occurrence of any event of default by the Borrower or any of its Subsidiaries in the payment or performance of (i) any material obligations such Person is required to pay or perform under the terms of any indenture, mortgage, deed of trust, security agreement, lease, and franchise, or other agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, to the extent such default or event of default could reasonably be expected to have a Material Adverse Effect on the consolidated financial condition, business, operations, assets or prospects of the Borrower, or (ii) any Indebtedness.

     Upon the occurrence of any of the foregoing (other than with respect to the Borrower and its Subsidiaries (other than Restricted Persons)), Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Effect, Default, acceleration, default, or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.

     6.05 Maintenance of Properties. Each Restricted Person will maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Borrower or any of the Restricted Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.06 Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect.

     6.07 Payment of Trade Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all tax returns required to be filed in any jurisdiction; (b) timely pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a lien on properties or assets of the Borrower or any Restricted Person; (c) timely pay all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business, (e) timely pay and discharge when due all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (f) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as (i) the amount, applicability or validity thereof is contested by the Borrower or such Restricted Person on a timely basis in good faith and in appropriate proceedings, and the Borrower or such Restricted Person has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Restricted Person or (ii) the nonpayment of all such taxes, assessments, charges, levies and Liabilities in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     6.08 Insurance. Each Restricted Person shall at all times maintain at its own expense with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

     6.09 Compliance with Agreements and Law. Each Restricted Person will perform all material obligations it is required to perform under the terms of each material indenture, mortgage, deed of trust, security agreement, lease, and franchise, and each material agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto and will maintain in good standing all licenses that may be necessary or appropriate to carry on its business, except for failures so to comply that have not had, and could not reasonably be expected to have, a Material Adverse Effect.

     6.10 Environmental Matters.

     (a) Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.

     (b) Each Restricted Person will promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person or General Partner, or of which it has notice, pending or threatened against any Restricted Person, the potential liability of which exceeds or might reasonably be expected to exceed $15,000,000 or could reasonably be expected to have a Material Adverse Effect if resolved adversely against any Restricted Person, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

     (c) Each Restricted Person will promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Restricted Person or General Partner in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, the potential liability of which exceeds or might reasonably be expected to exceed $15,000,000 or could reasonably be expected to have a Material Adverse Effect if resolved adversely against any Restricted Person.

     6.11 Guaranties of Subsidiaries.

     (a) Each Subsidiary, whether existing on the Closing Date or created, acquired or coming into existence after the Closing Date, that Guarantees any other Indebtedness of the Borrower shall execute and deliver to the Administrative Agent a Guaranty.

     (b) Each Restricted Subsidiary (other than LA GP, LLC, Heritage ETC, L.P., and Heritage ETC GP, L.L.C., in each case so long as such entity has no operations, Indebtedness or Liens other than operations, Indebtedness or Liens as would be deemed de minimis and no material assets other than Equity Interests in Subsidiaries), whether existing on the Closing Date or created, acquired or coming into existence after the Closing Date, which holds Equity Interests in another Guarantor, or which has EBITDA in any Fiscal Quarter which constitutes ten percent (10%) or more of Borrower’s Consolidated EBITDA for such Fiscal Quarter or which has assets at any time with a book value equal to or exceeding (10%) of the book value of Borrower’s Consolidated assets at such time shall execute and deliver to the Administrative Agent a Guaranty.

     (c) Without limiting Section 6.11(a) or (b), a sufficient number of Restricted Subsidiaries existing on the Closing Date shall execute and deliver to Administrative Agent a Guaranty such that:

     (i) the aggregate amount of the Borrower’s EBITDA for the Fiscal Quarter ended September 30, 2004 plus the EBITDA of each of the Guarantors during such Fiscal Quarter is equal to seventy five percent (75%) or more of the Consolidated EBITDA for such Fiscal Quarter (the “Minimum Guarantor EBITDA”), and

     (ii) the book value of Borrower’s assets plus the aggregate book value of the assets of Guarantors exceeds seventy five percent (75%) of the book value of the Borrower’s Consolidated assets (the “Minimum Guarantor Book Value”).

     (d) If (i) the aggregate amount of the Borrower’s EBITDA for any Fiscal Quarter plus the EBITDA of each Guarantor during such Fiscal Quarter is less than the Minimum Guarantor EBITDA or (ii) the book value of the Borrower’s assets at any time plus the aggregate book value of the assets of the Guarantors at such time does not exceed the Minimum Guarantor Book Value, then the Borrower, shall within ten (10) days following the date that financial statements in respect of such Fiscal Quarter are available to the Borrower cause one or more Restricted Subsidiaries, with aggregate assets and/or EBITDA sufficient to comply with the test contained in Section 6.11(c), to execute and deliver to the Administrative Agent a Guaranty.

     (e) For purposes of Section 6.11(b), (c) and (d), references to “EBITDA” of a Person (other than Consolidated EBITDA) shall mean that portion of Consolidated EBITDA derived from the operating revenues of such Person on an unconsolidated basis and references to assets of a Person (other than Consolidated assets) shall mean the assets of such Person on an unconsolidated basis.

     (f) Simultaneously with its delivery of such a Guaranty, each Subsidiary shall provide written evidence satisfactory to the Administrative Agent and its counsel that such Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty and any other documents which it is required to execute.

     (g) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that the Borrower may not make such a designation unless at the time of such action and after giving effect thereto, (i) none of such Unrestricted Subsidiaries have outstanding Indebtedness or Guarantees, other than Indebtedness permitted under Section 7.01 or Liens on any of their property, other than Permitted Liens (in each case taking into account the other Indebtedness and Liens of the Restricted Persons), (ii) no Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (iv) the Borrower has provided to the Administrative Agent an officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied.

     (h) The Borrower may designate any Person who becomes a Subsidiary of the Borrower after the date hereof to be an Unrestricted Subsidiary, provided that all Investments in such Subsidiary at the time of such designation shall be treated as Investments made on the date of such designation, and provided further that the Borrower may not make such a designation unless such designation is made not later than 30 days after the date such Person becomes a Subsidiary and, at the time of such action and after giving effect thereto, (i) such Subsidiary does not own, directly or indirectly, any Indebtedness or Equity Interests of the Borrower or any Restricted Subsidiary, (ii) no Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iv) the Investment represented by such designation is permitted under clause (i) of the definition of Permitted Investments and (v) the Borrower has provided to the Administrative Agent an officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied.

     6.12 Compliance with Agreements. Each Restricted Person shall observe, perform or comply in all material respects with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to such Restricted Person or to Restricted Persons on a Consolidated basis, unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided in such agreement or instrument.

     6.13 Maintenance of Separateness. So long as any of the HOLP Companies are Unrestricted Subsidiaries:

     (a) The Borrower will, and will cause each other Restricted Person to: (i) maintain books and records separate from those of the Unrestricted Subsidiaries; (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets from those of the Unrestricted Subsidiaries; and (iii) observe all organizational formalities.

     (b) The Borrower and the other Restricted Persons, collectively, will (i) hold themselves out to creditors and the public as separate and distinct from any other Person, including the Unrestricted Subsidiaries; (ii) conduct their business in their respective names or in business names or trade names of the Borrower, and use stationary, invoices and checks separate from those of any other Person, including the Unrestricted Subsidiaries; and (iii) not assume, guarantee or pay the debts or obligations of or hold themselves out as being available to satisfy the obligations of any other Person, including the Unrestricted Subsidiaries, except as is expressly permitted by the terms of this Agreement or with respect to Performance Guaranties.

     (c) To the extent that the Borrower or any other Restricted Person jointly contracts with any of the Unrestricted Subsidiaries to do business with vendors or service providers or to share overhead expenses, the costs incurred in doing so shall be allocated fairly among such entities and each such entity shall bear its fair share of such costs. To the extent that the Borrower or any other Restricted Person contracts or does business with vendors or service providers where the goods and services are partially for the benefit of the Unrestricted Subsidiaries, the costs incurred in doing so shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs.

ARTICLE VII.
NEGATIVE COVENANTS

     To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and make the Loans, the Borrower covenants and agrees that until the full and final payment of the

Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.01, have previously agreed otherwise:

     7.01 Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

     (a) the Obligations;

     (b) Indebtedness of any Restricted Person owing to another Restricted Person;

     (c) Indebtedness in respect of the senior notes issued under the Indenture and in respect of other senior notes or senior subordinated notes issued by the Borrower from time to time, and Guarantees thereof by Restricted Subsidiaries, provided that: (i) such Indebtedness at all times (A) is unsecured, (B) is not Guaranteed by any Person other than a Person that is a Guarantor hereunder, and (C) in respect to which no principal amount matures earlier than six (6) months after the Maturity Date (as it exists at the time of such issuance) and the covenants and events of default governing such Indebtedness are not more restrictive on the Borrower and its Subsidiaries than the covenants and events of default under this Agreement; (ii) at the time of such issuance and after giving effect thereto, (A) the Borrower is in compliance with Section 7.12(a), (B) the Borrower is in compliance on a pro forma basis with Section 7.12(b) for the four Fiscal Quarter period most recently ended prior to the incurrence of such Indebtedness for which financial statements are available to the Borrower under Section 6.02(b), determined as if such Indebtedness had been incurred on the first day of such period (and if the proceeds thereof are applied to pay Indebtedness of Restricted Persons, as if such amount of Indebtedness, to the extent so outstanding during such period, had not been outstanding), and (C) no Default or Event of Default shall exist or would occur and (iii) the Borrower shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with each of the forgoing requirements;

     (d) Performance Guaranties;

     (e) Indebtedness in respect of bonds that are performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

     (f) Indebtedness in respect to future payment for non-competition covenants and similar payments under agreements governing a Permitted Acquisition by a Restricted Person;

     (g) unsecured Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof incurred prior to the time such Person becomes a Subsidiary; provided that (i) such Indebtedness is not created in contemplation of such Person becoming a Subsidiary and (ii) such Indebtedness is not assumed or Guaranteed by any other Restricted Person; and

     (h) Permitted Priority Debt.

     7.02 Limitation on Liens. No Restricted Person will create, assume or permit to exist any Lien upon or with respect to any of its properties or assets now owned or hereafter acquired, except the following Liens (to the extent permitted by this Section, herein called “Permitted Liens”):

     (a) Liens existing on the date of this Agreement and listed in the Disclosure Schedule;

     (b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP;

     (c) pledges or deposits of cash or securities under worker’s compensation, unemployment insurance or other social security legislation;

     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including, without limitation, Liens on property of any Restricted Person in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP;

     (e) deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Restricted Person;

     (g) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

     (h) rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of any Restricted Person or the use thereof or the rights and interests of any Restricted Person therein, in any manner under any and all Laws;

     (i) rights reserved to the grantors of any properties of any Restricted Person, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms,

conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;

     (j) inchoate Liens in respect of pending litigation or with respect to a judgment which has not resulted in an Event of Default under Section 8.01;

     (k) statutory Liens in respect of payables;

     (l) any Lien existing on any property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; and (iv) such Liens do not secure Indebtedness other than Permitted Priority Debt;

     (m) Liens on cash margin collateral securing Hedging Contracts permitted under Section 7.10;

     (n) Liens in respect of operating leases covering only the property subject thereto; and

     (o) Liens in respect of Permitted Priority Debt.

     7.03 Limitation on Mergers, Issuances of Subsidiary Securities. No Restricted Person will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself or suffer any liquidation or dissolution, except (i) Permitted Acquisitions and (ii) the merger, dissolution or liquidation into or consolidation of a Restricted Subsidiary with or into the Borrower (so long as the Borrower is the surviving entity) or another Restricted Subsidiary (so long as if one such Restricted Person is a Guarantor, the surviving entity shall be a Guarantor). Except in connection with a sale of all of the Equity Interest of a Restricted Subsidiary permitted under Section 7.04(g) or (h): (i) the Borrower will not sell, transfer or otherwise dispose the Equity Interest of any Restricted Subsidiary and no Restricted Subsidiary will issue any additional Equity Interests if such action will result in or allow any diminution of the Borrower’s Equity Interest (direct or indirect) in such Restricted Subsidiary, and (ii) no Restricted Subsidiary of the Borrower that is a partnership will allow any diminution of the Borrower’s interest (direct or indirect) in such Restricted Subsidiary.

     7.04 Limitation on Sales of Property and Sale-Leaseback Transactions. No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its property or any material interest therein except:

     (a) equipment and other personal property and fixtures that are either (i) obsolete for their intended purposes and disposed of in the ordinary course of business, or (ii) replaced by personal property or fixtures of comparable suitability owned by such Restricted Person free and clear of all Liens except Permitted Liens;

     (b) inventory which is sold in the ordinary course of business on ordinary trade terms;

     (c) property sold or transferred by any Restricted Subsidiary to any other Restricted Subsidiary (so long as if the transferor is a Guarantor, the transferee shall be a Guarantor);

     (d) property subject to a Sale and Lease-Back Transaction with respect to which the Attributable Debt and Liens are permitted by the provisions of this Agreement;

     (e) assignment of accounts receivable for collection purposes in the ordinary course of business;

     (f) property sold to comply with any divestment requirement imposed in connection with the approval of an acquisition under Hart-Scott-Rodino Act of 1976;

     (g) sales, transfers or other dispositions of other property or issuances or sales of Equity Interests of any Restricted Subsidiary (hereafter referred to as an “Asset Sale”), in any case for fair consideration that are in the best interests of the Borrower, provided that:

     (i) the Restricted Persons shall not, in any consecutive twelve-month period, make Asset Sales in respect of assets accounting for more than (i) 7.5% of Consolidated Net Tangible Assets or (ii) 7.5% of Consolidated EBITDA;

     (ii) the Restricted Persons shall not, during the term of this Agreement, make Asset Sales in respect of assets accounting for more than 15.0% of the Consolidated Net Tangible Assets on a cumulative basis; and

     (iii) immediately after giving effect to such proposed disposition no Default or Event of Default shall exist and be continuing; and

     (h) sales, transfers or other dispositions of other property or issuances or sales of Equity Interests of any Restricted Subsidiary, in any case for fair consideration that are in the best interests of the Borrower to any Person; provided that (i) such sale, transfer or disposition is in exchange for other assets used by the Borrower or its Restricted Subsidiaries in the furtherance of their business, (ii) the amount of the proceeds of such sale, transfer or disposition (other than such assets received in exchange), net of customary costs of sale (the “Net Proceeds”), are applied within 12 months to the purchase of other assets used by the Borrower or its Restricted Subsidiaries in the furtherance of their business and (iii) the Aggregate Commitments are permanently reduced within 12 months by the amount of any such Net Proceeds not so applied to the purchase of such assets used by the Borrower or its Restricted Subsidiaries in the furtherance of their business.

     7.05 Limitation on Restricted Payment. No Restricted Person will declare or make, directly or indirectly any Restricted Payments. Notwithstanding the foregoing, (i) no Restricted Person shall be restricted, directly or indirectly, from declaring and making Restricted Payments to another Restricted Person and (ii) so long as the Borrower shall be in compliance with Section 7.12(a) prior to and after giving effect to any distribution, and so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare or order and make, pay or set apart, during each Fiscal Quarter, Restricted Payments consisting of cash distribution to its general partner and limited partner unit holders pursuant to the requirements of the Partnership Agreement. In determining the amount of Restricted Payments to be made or declared pursuant to clause (ii) of this Section 7.05, the Borrower shall for purposes of clause (ii) of this Section 7.05 only, calculate the aggregate cash available for such Restricted Payments as if the Aggregate Commitments hereunder available for working capital purposes were equal to the lesser of (x) $225,000,000 or (y) the Aggregate Commitments minus the Facility Usage.

     7.06 Limitation on Investments, Loans and Advances. No Restricted Person will make or commit to make any capital contributions to, or make or hold any other Investments in, any Person, other than Permitted Investments, nor acquire properties or assets except (i) in the ordinary course of business, (ii) any acquisition of capital assets that will become a part of the operations of such Restricted Person (and provided that the same shall not result in a violation of Section 7.07) and (iii) any Permitted Acquisition. Except for Permitted Investments and Hedging Contracts permitted under Section 7.10, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner. No Equity Interest of a Restricted Subsidiary shall be held by an Unrestricted Subsidiary, and no Indebtedness, obligations or liabilities of an Restricted Subsidiary shall be held by an Unrestricted Subsidiary if, as a result thereof, the Indebtedness, obligations or liabilities of all Restricted Subsidiaries held by one or more Unrestricted Subsidiary shall in the aggregate exceed $10,000,000 at any one time.

     7.07 Change in Nature of Businesses. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the nature of the business of the Borrower would not be the Permitted Line of Business.

     7.08 Transactions with Affiliates. No Restricted Person will directly or indirectly engage in any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any of its Affiliates except: (a) transactions among the Restricted Persons, subject to the other provisions of this Agreement and (b) transactions entered into in the ordinary course of business of such Restricted Person on terms which are no less favorable to such Restricted Person than those which would have been obtainable at the time in arm’s-length transactions with Persons that are not Affiliates.

     7.09 Restrictive and Negative Pledge Agreements. Except as expressly provided for in the Loan Documents and as described in the Disclosure Schedule, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make other distributions, (b) redeem Equity Interests held in it by the Borrower or another Restricted Subsidiary, (c) repay loans and other indebtedness owing by it to the Borrower or another Restricted Subsidiary, or (d) transfer any of its assets to the Borrower or another Restricted Subsidiary. No Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Restricted Person to create Liens on any of its assets or property to secure the Obligations other than as permitted in connection with Indebtedness under Section 7.01(c).

     7.10 Hedging Arrangements and Open Positions.

     (a) Hedging Arrangements. No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except (i) in compliance with the Risk Management Policy and (ii) transactions entered into with a good faith belief that no violation of the Risk Management Policy exists and where such violation is remedied as promptly as possible and in any event by the close of business on the Business Day following the date that such violation was discovered.

     (b) Open Positions. No Restricted Person will permit to exist any risk (including price, basis and time risk) in respect to commodities traded, purchased, sold or held by it except (i) in compliance with Risk Limits in effect on the date hereof as defined in and set forth on Schedule 7.10, as such Risk Limits may be modified by the Borrower from time to time after the date hereof pursuant to its Risk Management Policy, and (ii) transactions entered into with a good faith belief that no violation of such Risk Limits exists and where such violation is remedied as promptly as possible and in any event by the close of business on the Business Day following the date that such violation was discovered.

     7.11 Commingling of Deposit Accounts and Accounts. So long as any of the HOLP Companies are Unrestricted Subsidiaries, the Borrower will not, nor will it permit any of its Restricted Subsidiaries to, commingle their respective Deposit Accounts or Accounts (as such terms are defined in Article 9 of the UCC) with the Deposit Accounts or Accounts of any of its Unrestricted Subsidiaries.

     7.12 Financial Covenants.

     (a) Debt Coverage Ratio. (i) On each Quarterly Testing Date using the Consolidated Funded Indebtedness outstanding on such day and using Consolidated EBITDA for the four Fiscal Quarter period ending on such day, (ii) on the date of each Specified Acquisition using the Consolidated Funded Indebtedness that will be outstanding after giving effect to such Specified Acquisition and using Consolidated EBITDA for the four Fiscal Quarter period most recently ending prior to such Specified Acquisition for which financial statements contemplated by Section 6.02(b) are available to the Borrower (and giving pro forma effect to such specified Acquisition as provided in the definition of Consolidated EBITDA) and (iii) on each date on which the Borrower makes a distribution permitted under Section 7.05, after giving effect thereto and using Consolidated EBITDA for the four Fiscal Quarter period most recently ending prior to such date for which financial statements contemplated by Section 6.02(b) are available to the Borrower, the Leverage Ratio will not exceed (A) 4.50 to 1.00 at any time other than during a Specified Acquisition Period and (B) 5.00 to 1.00 during a Specified Acquisition Period.

     (b) Interest Coverage Ratio. The ratio of Consolidated EBITDA for each period of four consecutive Fiscal Quarters, to Consolidated Interest Expense for such period, will never be less than 3.00 to 1.0.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

     8.01 Events of Default. Each of the following events constitutes an Event of Default under this Agreement (each an “Event of Default”):

     (a) Any Restricted Person fails to pay the principal component of any Loan or any reimbursement obligation with respect to any Letter of Credit when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

     (b) Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above), whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five Business Days after the same becomes due;

     (c) Any event defined as a “default” or “event of default” in any Loan Document (other than this Agreement) occurs, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

     (d) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.04 or Article VII;

     (e) Any Restricted Person fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Administrative Agent to the Borrower;

     (f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

     (g) Any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.05 for any reason other than its release by Lenders or the Administrative Agent (as permitted under Section 9.10);

     (h) (i) Any Restricted Person (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedging Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, following any applicable cure period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedging Contract an Early Termination Date (as defined in such Hedging Contract) resulting from (A) any event of default under such Hedging Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Hedging Contract) or (B) any Termination Event (as defined in such Hedging Contract) under such Hedging Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Hedging Termination Value owed by the Borrower or such Subsidiary to a single counterparty as a result thereof is greater than $30,000,000 for such Hedging Contract;

     (i) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Code) in excess of $5,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $5,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

     (j) The Borrower, any Guarantor or any of the HOLP Companies:

     (i) has entered against it a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or

     (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

     (iii) has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

     (iv) has entered against it a final judgment for the payment of money in excess of $15,000,000 (in each case not covered by insurance satisfactory to the Administrative Agent in its discretion), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

     (v) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside; or

     (k) Any Change of Control occurs; or

     (l) Any event of default under any agreement governing secured indebtedness of any of the HOLP Companies relating to (i) bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law with respect to any of the HOLP Companies, beyond any period of grace provided with respect thereto in such agreement, or (ii) non-payment of such secured indebtedness or any other indebtedness of any of the HOLP Companies, subject to the minimum dollar amount threshold of such indebtedness set forth in such agreement, provided that such non-payment continues for a period of three (3) Business Days beyond any period of grace provided with respect thereto in such agreement, unless, prior to the end of the three (3) Business Day period the lenders party to such agreement have accelerated the maturity of such indebtedness thereunder or blocked the payment or otherwise limited the payment by any of the HOLP Companies of any scheduled “restricted payment” distribution in respect of any Equity Interest in HOLP, in which case such three (3) Business Day period shall no longer apply.

     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:

     (a) declare the commitment of each Lender to make Loans and any obligation of the LC Issuer to make LC Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

     (c) require that the Borrower Cash Collateralize the LC Obligations (in an amount equal to the then outstanding amount thereof); and

     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default described in subections (j)(i), (j)(ii) or (j)(iii) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the LC Issuer to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer (including fees and time charges for attorneys who may be employees of any Lender or the LC Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Matured LC Obligations and other Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Matured LC Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Fourth held by them;

     Fifth, to the Administrative Agent for the account of the LC Issuer, to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as LC Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

     9.01 Appointment and Authority. Each of the Lenders and the LC Issuer hereby irrevocably appoints Wachovia Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the LC Issuer.

     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

     Any resignation by Wachovia Bank, National Association as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (b) the retiring LC Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents, Documentation Agents, Managing Agents, or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.

     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Person, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

     9.10 Guaranty Matters. The Lenders and the LC Issuer irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.
MISCELLANEOUS

     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Restricted Person therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower or the applicable Restricted Person, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Obligation, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Leverage Level that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or letter of credit fees at the Default Rate;

     (e) change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

     (f) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

     (g) except as provided in Section 9.10, release all or substantially all of the Guarantors from the Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the LC Issuer in addition to the Lenders required above, affect the rights or duties of the LC Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

     10.02 Notices; Effectiveness; Electronic Communication.

     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

     (i) if to the Borrower, the Administrative Agent, the Swingline Lender or the LC Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

     (b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the

LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     (c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Restricted Persons, the Administrative Agent, the LC Issuer, and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the LC Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the LC Issuer.

     (e) Reliance by Administrative Agent, LC Issuer and Lenders. The Administrative Agent, the LC Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the LC Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right,

remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     10.04 Expenses; Indemnity; Damage Waiver.

     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the LC Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, (iv) any civil penalty or fine assessed by the U. S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments under the Loan Documents, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Restricted Person, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Restricted Person against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Restricted Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer, the Swingline Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer, the Swingline Lender, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender, or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender, or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).

     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the LC Issuer or any Lender, or the Administrative Agent, the LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

     10.06 Successors and Assigns.

     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Obligations) at the time owing to it); provided that, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

     (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

     (ii) any assignment of a Commitment must be approved by the Administrative Agent and the LC Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

     (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. Any assignment of a given percentage of a Lender’s Commitment shall cover the same percentage of such Lender’s Working Capital Revolving Commitment, and vice versa.

     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the LC Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     (h) Resignation as LC Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wachovia Bank, National Association assigns all of its Commitment and Loans pursuant to subsection (b) above, Wachovia Bank, National Association may, upon 30 days’ notice to the Borrower and the Lenders, resign as LC Issuer. In the event of any such resignation as LC Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wachovia Bank, National Association as LC Issuer. If Wachovia Bank, National Association resigns as LC Issuer, it shall retain all the rights and obligations of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Matured LC Obligations pursuant to Section 2.09).

     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates or to any such regulatory authority in accordance with such Lender’s regulatory compliance policy, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer, irrespective of whether or not such Lender or the LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

     (d) such assignment does not conflict with applicable Laws.

     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     10.14 Governing Law; Jurisdiction; Etc.

     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

     (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

     10.17 Time of the Essence. Time is of the essence of the Loan Documents.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENERGY TRANSFER PARTNERS, L.P.
By:	U.S. Propane, L.P., its General Partner
	By:	/s/ Ray C. Davis Ray C. Davis Co-Chief Executive Officer

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, LC Issuer, Swingline Lender, and a Lender
By:	/s/ David Humphreys Name: David Humphreys Title: Director

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

FLEET NATIONAL BANK, as Syndication Agent and a Lender
By:	/s/ Allison IR. Goodwin Name: Allison IR. Goodwin Title: Director

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

BNP PARIBAS, as Co-Documentation Agent and a Lender
By:	/s/ J. Onischuk Name: J. Onischuk Title: Director
By:	/s/ Greg Smothers Name: Greg Smothers Title: Vice President

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and a Lender
By:	/s/ Adam Pettifer Name: Adam Pettifer Title: Senior Vice President

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

CREDIT SUISSE FIRST BOSTON, as Managing Agent and a Lender
By:	/s/ Vanessa Gomez Name: Vanessa Gomez Title: Vice President
By:	/s/ Thomas S. Hall Name: Thomas S. Hall Title: Vice President

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

UFJ BANK LIMITED, as Managing Agent and a Lender
By:	/s/ L. J. Perenyi Name: L. J. Perenyi Title: Vice President

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

U.S. BANK NATIONAL ASSOCIATION, as Managing Agent and a Lender
By:	/s/ Mark E. Thompson Name: Mark E. Thompson Title: Vice President

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

WELLS FARGO BANK, N.A., as Managing Agent and a Lender
By:	/s/ Reed V. Thompson Name: Reed V. Thompson Title: Vice President

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

GUARANTY BANK, as a Lender
By:	/s/ Jim R. Hamilton Name: Jim R. Hamilton Title: Senior Vice President

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

HARRIS NESBITT FINANCING, INC., as a Lender
By:	/s/ Cahal B. Carmody Name: Cahal B. Carmody Title: Vice-President

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

CITIBANK, N.A., as a Lender
By:	/s/ David E. Hunt Name: David E. Hunt Title: Attorney-in-Fact

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

COMERICA BANK, as a Lender
By:	/s/ Michele L. Jones Name: Michele L. Jones Title: Senior Vice President - Texas Division

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

COMPASS BANK, as a Lender
By:	/s/ Dorothy Marchand Name: Dorothy Marchand Title: Senior Vice President

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

SOUTHWEST BANK OF TEXAS, N.A., as a Lender
By:	/s/ W. Bryan Chapman Name: W. Bryan Chapman Title: Senior Vice President - Energy Lending

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

UNION BANK OF CALIFORNIA, N.A., as a Lender
By:	/s/ Sean Murphy Name: Sean Murphy Title: Vice President

Signature Page to Credit Agreement –
Energy Transfer Partners, L.P.

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